EXHIBIT 3.2

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CORNING INCORPORATED

Incorporated under the laws of the State of New York

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By-Laws
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Amended to and effective as of October 3, 2007

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CORNING INCORPORATED

BY-LAWS

ARTICLE I.

Offices of the Corporation

§1. Principal Office. The principal office and place of business of the corporation shall be located in the City of Corning, Steuben County, New York.

§2. Other Offices. The Board of Directors may establish and discontinue, from time to time, other offices and places of business as it deems advisable and proper for the conduct of the company’s business.

ARTICLE II.

Meetings of Stockholders

§1. Place of Meeting. All meetings of stockholders of the corporation may be held at such place, within or without the State of New York, as may be fixed from time to time by the Board of Directors.

§2. Annual Meeting. The annual meeting of stockholders for the election of directors and consideration of such other business as may come before the meeting shall be held on the last Thursday in April of each year, or on such other day, which shall not be a legal holiday, as shall be determined by the Board of Directors. Any previously scheduled annual meeting of stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such annual meeting of stockholders.

§3. Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chairman of the Executive Committee, a Vice Chairman or the President and shall be called by the Secretary or an Assistant Secretary upon order of the Board of Directors, the Chairman of the Board of Directors or a majority of the directors.

§4. Notice of Meetings. Notice of each annual or special meeting of the stockholders shall be served either personally or by mail or electronically upon each stockholder entitled to vote thereat. If served by mail, the notice shall be sent postpaid addressed to the stockholder at his address as it appears on the stock record of the corporation. If served electronically, the notice shall be sent to the e-mail or electronic address on file with the Corporation and verified as accurate and current prior to such service. Service of such notice shall be made not less than ten nor more than sixty days before the meeting date, unless the meeting is to be held elsewhere than at the principal office, in which case service of the notice shall be made not less than twenty nor more than sixty days before the meeting.

§5. Waiver of Notice. Notice of meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, either before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

§6. Chairman and Secretary of Meeting. The Chairman of the Board of Directors, or, in his absence and in the order named, the Chairman of the Executive Committee, a Vice Chairman or the President present at the meeting shall call to order and preside at all meetings of stockholders, and the Secretary of the corporation, or in his absence, the senior of the Assistant Secretaries (determined by the order of their election) present at the meeting shall act as secretary.

§7. Stockholders Entitled to Vote. Unless otherwise provided in the Preliminary Certificate of Consolidation forming this corporation or other certificate filed pursuant to law, every stockholder of record shall be entitled at every meeting of the corporation to one vote for every share of stock standing in his name on the books of the corporation. The Board of Directors may prescribe a period, not exceeding sixty days prior to the date of any meeting of the stockholders or prior to the last day on which the consent or dissent of a stockholder may be effectively expressed for any purpose without a meeting, during which no transfer of stock on the books of the corporation may be made; or in lieu of prohibiting the transfer of stock may fix a time not more than sixty days prior to the date of any meeting of stockholders or prior to the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose without a meeting as the time as of which stockholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined, and all persons who were holders of record of voting stock at such time and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent as the case may be.

§8. Quorum and Adjournment. Holders of a majority of the issued and outstanding stock entitled to vote at the meeting shall constitute a quorum at all meetings, except as otherwise provided by law, by the Preliminary Certificate of Consolidation forming this corporation or by these By-Laws. If, however, such majority, represented either in person or by proxy, be not present at any meeting, the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without other notice than announcement at the meeting, until the requisite amount of voting stock shall be present; provided, however, that any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the Chairman of the meeting. When the requisite amount of voting stock is present at an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called.

§9. Vote of Stockholders. At each meeting of stockholders, every stockholder entitled to vote shall have the right to vote in person or by proxy duly appointed by an appropriate instrument, such as a writing, a telegram, a cablegram or other means of electronic transmission, in each case subscribed by or on behalf of such stockholder, and dated not more than eleven months prior to the meeting, unless such instrument provides for a longer period. The vote for directors shall be by ballot. In a vote by ballot each ballot shall state the number of shares voted and the name of the shareholder or proxy voting. Except as otherwise provided by law, or by the Preliminary Certificate of Consolidation forming this corporation or other certificate filed pursuant to law, all elections and all questions shall be decided by a majority vote of the stock present.

ARTICLE III.

Directors

§1. Election and Term.

(a) At the 1985 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1986 annual meeting of stockholders, the term of office of the second class to expire at the 1987 annual meeting of stockholders and the term of office of the third class to expire at the 1988 annual meeting of stockholders. Commencing with the 1986 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.

(b) Whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by series, to elect directors at an annual or a special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by Sections 1(a), 5 and 6 of this Article III unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

§2. Nominations and Stockholder Business.

(a) Annual Meeting of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this Section 2, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner and (B) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the corporation at least 90 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2 shall also be considered timely, but only with respect to nominees for any new position created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by paragraph (a)(2) of this Section 2 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2 and, if any proposed nomination or business is not in compliance with this Section 2, to declare that such defective proposal shall be disregarded.

(2) For purposes of this Section 2, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any Series Preferred Stock to elect Directors under specific circumstances.

§3. Qualification. Directors need not be stockholders. Acceptance of the office may be expressed orally or in writing, except as otherwise provided in these By-Laws.

§4. Number. The number of directors constituting the Board of Directors of the corporation shall be not less than nine nor more than twenty-four, the exact number within such minimum and maximum limitations to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors; and such exact number shall be twenty-one unless otherwise determined by a resolution so adopted by a majority of the whole Board of Directors. As used in these By-Laws, the terms “whole Board of Directors” and “whole Board” mean the total authorized number of directors which the corporation would have if there were no vacancies.

§5. Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding, vacancies in any class of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, if occurring prior to the expiration of the term of office of such class, be filled only by the affirmative vote of a majority of the remaining directors of the whole Board of Directors then in office, although less than a quorum or by the sole remaining director. Any director so elected shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified.

§6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the corporation (other than the Common Stock) then outstanding, (i) any director, or the whole Board of Directors, may be removed by the stockholders from office at any time prior to the expiration of his term of office, but only for cause and only by the affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, and (ii) any director may be removed from office by the affirmative vote of a majority of the whole Board of Directors, at any time prior to the expiration of his term of office, but only for cause.

§7. General Powers. The business, properties and affairs of the corporation shall be managed by the Board of Directors. Notwithstanding any other provision of the Preliminary Certificate of Consolidation and these By-Laws and subject to the other provisions of Sections 1(a) and (b), 4, 5 and 6 of this Article III, the Board of Directors shall determine the rules and procedures that shall affect the directors’ power to manage and direct the business and affairs of the corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the corporation and fix their salaries and other compensation, may appoint and empower other officers and agents of the corporation, may grant general or limited authority to its Chairman, the Chairman of the Executive Committee, the Vice Chairmen, the President and the Group Presidents and other officers and agents of the corporation to make, execute and deliver contracts and other instruments and documents in the name and on behalf of the corporation and under its seal without specific authority in each case, and shall determine to the extent not inconsistent with these By-Laws the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action. In addition, the Board may exercise all of the powers of the corporation and do all lawful acts and things which are not reserved to the stockholders by statute, the Preliminary Certificate of Consolidation or the By-Laws.

§8. Executive Committee. The Board of Directors may, by resolution adopted by vote of a majority of the whole Board, appoint an Executive Committee, to consist of the chief executive officer of the corporation and at least two other Directors, which shall be empowered to perform such functions as may be delegated to it by the Board. The Chairman of the Board of Directors shall act as chairman of the Executive Committee unless another member shall have been appointed chairman by the Board of Directors.

§9. Audit Committee. The Board of Directors, not later than April 30 in each year, shall by resolution adopted by vote of a majority of the whole Board appoint an Audit Committee to consist of three or more Directors (none of whom shall be an officer of the corporation or of any of its subsidiary companies) and may appoint one of the members of such Committee to be its Chairman. The Committee shall appoint, annually, a firm of certified public accountants to audit the books and accounts of the Corporation and its subsidiary companies and to report to the Committee. The Committee shall confer with such accountants and shall determine the scope of the audits of the books and accounts of the corporation and its subsidiary companies and shall bring to the attention of the Board of Directors those items relating to the audits or the corporation’s accounting practices which the Committee and the auditors believe to merit Board review. As soon as practicable after the close of each fiscal year the Committee shall transmit to the Board of Directors the consolidated balance sheet of the corporation and its subsidiary companies as at the end of each such fiscal year and related statements of consolidated income and surplus for such year, with the certificate of the accountants with respect thereto; and such financial statements and certificate shall be incorporated in the Annual Report to the stockholders of the corporation. The Audit Committee shall establish the rules for the conduct of its meetings; shall keep minutes of its acts and proceedings, which in each instance shall be reported at the next meeting of the Board of Directors; and shall appoint one of its members to act as its Secretary.

§10. May Adopt Savings Plans and Sell Stock to Employees. The Board may, from time to time, adopt, modify and discontinue savings plans for the promotion of saving and thrift among the company’s employees and make reasonable contributions on behalf of the corporation for such purposes. It may also sell Preferred stock to the employees on an installment basis whereby payments therefor are deducted from salaries and wages. In addition it may, from time to time, issue and sell over a period of time and on a deferred payment basis unissued common stock, for not less than the par value thereof but for less than its market value, to employees of the company, as it may deem advisable for the best interests of the corporation. The term “employees” as used in this section shall include officers and directors.

§11. May Make Provision for the Payment of Retirement Annuities or Pensions to Employees. The Board may from time to time make such provision for the payment of retirement annuities or pensions to the employees of the company including officers of the company, as in its discretion the Board may deem advisable and the Board may from time to time adopt and carry out any plan or plans of providing such annuities or pensions or modify, discontinue or terminate any such plan as may then be in force. If any such retirement annuity or pension plan entitles members of the Board to participate as employees of the company, every member of the Board shall be entitled to vote upon any matter relating to the adoption, administration, carrying out, modification, discontinuance or termination of any such plan. The Board shall have power to appropriate funds of the company to defray, in whole or in part, the cost of providing any such retirement annuities or pensions which may be based upon services rendered by employees prior to the date of establishment or modification of such plan and upon services to be rendered thereafter prior to the retirement date provided therein and may obligate the company to make payments toward defraying any such expenses over a period of years, subject always to the power of the Board in its discretion to modify, discontinue and terminate any such plan to the extent then permitted in existing tax or other laws. The Board shall have full power in its discretion to provide for the administration of any such retirement annuity or pension plan and the investment and reinvestment of funds therein by an insurance company, trustee, or other agency under such terms and conditions as the Board may deem advisable or to provide for the administration of such plan and the investment and reinvestment of the funds therein by the company. The Board shall have full power in its discretion to delegate to such committees, individuals or independent consultants such part of the carrying out of such plan as in its discretion it may deem advisable.

§12. Meetings of the Board; Quorum and Manner of Acting. The Board of Directors may meet and organize immediately after and at the place where the annual meeting of stockholders is held, without notice of such meeting, provided a majority of the whole Board shall be present. Regular meetings of the Board may be held without notice at such time and place as from time to time may be determined by the Board. Special meetings of the Board or of any Committee thereof may be called by the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President and shall be called by the Secretary or, in his absence, an Assistant Secretary, on the written request of any two directors. Notice of any special meeting of the Board or any Committee thereof shall be mailed to each director, or each Committee member, including alternates as the case may be, addressed to him at his residence or usual place of business, not later than the second day before the day on which the meeting is to be held, or shall be sent to him at such place by rapifax, by telegraph, or by other means such as electronic advice or be delivered personally, or by telephone, not later than the day before the day on which the meeting is to be held. Notice of any meeting of the Board or of any Committee need not be given, however, to any director, if waived by him in writing, either before or after such meeting be held, or if he shall be present at the meeting; and any meeting of the Board of Directors or of any Committee shall be a legal meeting without any notice thereof having been given, if all the members shall be present thereat. A majority of the directors in office at the time of any regular or special meeting of the Board or any Committee thereof shall be present in person at such meeting in order to constitute a quorum for the transaction of business. Any one or more directors or Committee members may participate in any meeting of the Board or any Committee thereof by means of a conference telephone or similar communications equipment permitting all persons participating in such meeting to hear each other at the same time, participation by such means to constitute presence in person at such meeting. Except as otherwise required by statute or by the Preliminary Certificate of Consolidation forming this corporation or other certificate filed pursuant to law or by the By-Laws, the act of a majority of the directors or Committee members present at any such meeting at which a quorum is present shall be the act of the Board of Directors or any Committee thereof. In the absence of a quorum, a majority of the directors or Committee members present may adjourn the meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given. Action by the Board or any Committee thereof may be taken without a meeting provided that all members of the Board or Committee consent in writing to the adoption of a resolution authorizing such action, such resolution and written consent thereto by the directors or Committee members to be filed with the minutes of the proceedings of the Board or Committee.

§13. Directors’ Fees. In consideration of his serving in such capacity, each director of the corporation, other than directors who are officers of the corporation or any of its subsidiary companies, shall be entitled to receive an annual fee in such amount and payable in such installments, as the Board of Directors, by vote of a majority of the whole Board, may from time to time determine. The Board of Directors shall also have authority to determine, from time to time, the amount of compensation which shall be paid to its members for attendance at meetings of any committee of the Board as well as to any director rendering special services to the corporation.

ARTICLE IV.

Officers

§1. Officers. The elected officers of the corporation shall be a Chairman of the Board of Directors (who shall be a director), a Chairman of the Executive Committee, one or more Vice Chairmen, a President or one or more Group Presidents, a Controller, a General Counsel, a Secretary and a Treasurer. The Board of Directors may elect or appoint an Honorary Chairman of the Board of Directors, an Honorary Vice Chairman of the Board of Directors, an Honorary Chairman of the Executive Committee, one or more Honorary Vice Presidents, and corresponding Officers Emeriti: and either the Board of Directors or the Executive Committee may elect or appoint one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers, and such other assistant officers and agents as, from time to time, may appear to be necessary or advisable in the conduct of the affairs of the Corporation. The Board of Directors may designate an officer as the principal or chief executive officer of the corporation who, under the direction of the Board of Directors, shall have the general management, direction and superintendence of the business and affairs of the corporation. The Board of Directors may also designate an officer (or two or more officers acting together) as the principal operating officer of the corporation with responsibility for the business, property and affairs of the corporation. Either the Board of Directors or the Executive Committee may designate one or more officers or assistant officers as the principal financial officer of the corporation or the principal accounting officer of the corporation. The same person may be elected or appointed to two or more offices except that no person shall simultaneously hold the offices of President or Group President and Secretary. So far as practicable, all elected officers shall be elected at the organization meeting of the Board, in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until their respective successors are chosen; but any officer, elected or appointed, may be removed at any time, either for or without cause, by vote of a majority of the whole Board of Directors, at any meeting. All officers shall hold office during the pleasure of the Board. If any vacancy occurs in any office, the Board of Directors or the Executive Committee, as provided above, may elect or appoint a successor to fill such vacancy for the remainder of the term.

§2. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside, when present, at all meetings of the Board of Directors and of the shareholders and at all meetings of the Executive Committee in the absence of a chairman of such Committee appointed by the Board. He shall have such further powers and duties as may be given to him by the Board of Directors or the Executive Committee.

§3. Chairman of the Executive Committee. The Chairman of the Executive Committee shall preside, when present, at all meetings of the Executive Committee. He shall act in a general consultative and advisory capacity to the Chairman of the Board of Directors and shall have such further powers and duties as may be given to him by the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors.

§4. Vice Chairmen. The Vice Chairmen shall perform, in the absence or incapacity of the Chairman of the Board of Directors and the Chairman of the Executive Committee or when so directed by either, the duties of such officer. They shall have such further powers and duties as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors or the Chairman of the Executive Committee.

§5. President. The President, under the direction of the Chairman of the Board of Directors, shall have superintendence of the business, properties and affairs of the corporation. He shall have such further powers and duties as may be given him by the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors. In the absence or incapacity of the Chairman of the Board of Directors, the Chairman of the Executive Committee and the Vice Chairmen, he shall perform the duties of those officers.

§6. Group President. A Group President shall, under the direction of the chief operating officer of the corporation, or if no one has been so designated, the Chairman of the Board of Directors, have superintendence of such segments of the business, properties and affairs of the corporation and such further powers and duties as may be given or assigned to him by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors or the Chairman of the Executive Committee.

§7. Executive Vice Presidents. The Executive Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President or a Group President.

§8. Senior Vice Presidents. The Senior Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen or the President or a Group President. From time to time one of the Senior Vice Presidents may be designated as the Senior Vice President for Finance. The Senior Vice President for Finance may hold any other office in the corporation.

§9. Vice Presidents. The Vice Presidents shall perform such duties and shall have such powers as may be given them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen, the President or a Group President, or an Executive Vice President.

§10. Treasurer. The Treasurer shall have the care and custody of the corporate funds and securities. He shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation in the manner ordered by the Board He shall upon request render an account of all his transactions as Treasurer to the Board of Directors. He shall, at all reasonable hours, exhibit his books and accounts to any director upon application. He or an Assistant Treasurer or such other officers, directors or agents as may be designated by the Board of Directors shall endorse checks, notes or drafts payable to the order of the corporation and sign and countersign checks, drafts and orders for the payment or withdrawal of moneys or securities on deposit in the corporate accounts in such manner as the Board may direct. He shall have such further powers and duties as may be given him by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, or the President.

§11. Secretary. The Secretary shall keep the minutes of the meetings of the Board of Directors and of the Executive Committee and of the stockholders. He shall attend to the giving and serving of all notices of the corporation. He shall affix the seal of the corporation to all certificates of stock, except in cases where the transfer agent of the corporation is authorized to affix the seal. He shall have charge of the stock certificate books, other than those in the hands of the transfer agent, and such other books and papers as the Board may direct. He shall attend to such correspondence as may be assigned to him, and perform all other duties incidental to his office. He shall keep a stock record containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, the number of shares of stock held by them respectively, and the time when they became owners. He shall have such further powers and duties as may be given him by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President.

§12. General Counsel. The General Counsel shall be the legal adviser of the corporation. The General Counsel may hold any other office in the corporation.

§13. Controller. The Controller shall be responsible for and have active control of all matters pertaining to the accounts of the corporation. He shall audit all payrolls and vouchers and shall direct the manner of certifying the same; shall supervise the manner of keeping all vouchers for payments and all other documents relating to such payments; shall receive, audit and consolidate all operating and financial statements of the corporation and its subsidiaries; and shall have the care, custody and supervision of the books of account of the corporation. He shall, at all reasonable hours, exhibit his books and accounts to any director upon application. He shall, upon request, render an account of the financial condition of the corporation to the Board of Directors. He shall have such further powers and duties as may be given him by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President.

§14. Assistant Secretaries. Assistant Secretaries shall perform the duties of the Secretary in the absence of the Secretary, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, the President or the Secretary.

§15. Assistant Treasurers. Assistant Treasurers shall perform the duties of the Treasurer in the absence of the Treasurer, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman, the President or the Treasurer.

§16. Assistant Controllers. Assistant Controllers shall perform the duties of the Controller in the absence of the Controller, and shall have such further powers and duties as may be given to them by the Board of Directors, the Executive Committee, the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman of the Board of Directors, the President or the Controller.

§17. Emeriti and Honorary Officers. No individual elected or appointed to an Honorary Office or an Emeritus Office pursuant to this Article IV shall have as a result of such election or appointment any rights, duties or responsibilities with respect to the business or affairs of this corporation as determined by law or the By-Laws of this corporation.

ARTICLE V

Capital Stock

§1. Payments. All payments for stock of the corporation shall be received by the Treasurer. Failure to pay an installment upon a stock subscription when required to be paid by the Board of Directors shall work a forfeiture of the shares of stock in arrears, pursuant to Section 503 of the Business Corporation Law of the State of New York.

§2. Certificates for Stock; Uncertificated Shares. The shares of stock of the corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the Chairman of the Board of Directors, the Chairman of the Executive Committee, a Vice Chairman or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the corporation or a facsimile thereof. Where any such certificate is manually countersigned by either a transfer agent or a registrar (other than the corporation itself or its employee) any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate was issued, it may be issued by the corporation with the same effect as if that individual were such officer at the date of issue.

Shares of the corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

§3. Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions in the Borough of Manhattan, in the City of New York and in such other cities or states as the Board may deem advisable, to act as transfer agents or registrars of the stock of the corporation; and, upon such appointments being made, no stock certificates shall be valid until countersigned by one of such transfer agents and registered by one of such registrars and no issuance or transfer of any uncertificated shares shall be valid until book-entry thereof shall have been made on the records of such transfer agents or registrars.

§4. Transfers. Transfers of stock represented by certificates shall be made on the books of the corporation only by the person named in the certificate or by an attorney-in-fact lawfully constituted in writing and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its agents may reasonably require. Transfers of uncertificated shares shall by made on the books of the corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the corporation to the extent required by applicable law.

§5. Determination of Stockholders of Record for Certain Purposes. The Board of Directors may fix a time, not exceeding sixty days preceding the date fixed for the payment of any dividend, or the making of any distribution or for the delivery of evidences of rights or evidences of interest arising out of any change, conversion or exchange of capital stock, as a record time for the determination of the stockholders entitled to receive any such dividend, distribution, rights or interest. The Board of Directors at its option, in lieu of so fixing a record time, may prescribe a period not exceeding sixty days prior to the date for such payment, distribution or delivery during which no transfer of stock on the books of the corporation may be made.

§6. Stockholders of Record Recognized. The corporation shall be entitled to treat the holder of record of any stock certificate and any holder of record of uncertificated shares as the holder in fact and owner of the shares represented thereby and shall not be bound to recognize any equitable claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof save as expressly provided by the laws of New York.

§7. Lost Certificate. In case any certificate of stock shall be lost or destroyed, the Board of Directors, in its discretion, may authorize the issue of a substitute certificate or, at the request of the holder, substitute stock in uncertificated form, in place of the certificate so lost or destroyed, and may cause any substitute certificate to be countersigned by the appropriate transfer agent and such certificate or uncertificated stock shall be registered by the appropriate registrar; provided, that, in each such case, the lost or destroyed certificate shall be canceled on the books of the corporation and the applicant for a substitute certificate shall furnish to the corporation and to such of its transfer agents and registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss or destruction of such certificate and of the ownership thereof and also such security and indemnity as may by them be required.

§8. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the corporation.

ARTICLE VI.

Inspectors of Election

§1. Inspectors of Election. At every meeting of stockholders the vote shall be conducted by one or more inspectors of election elected at the last annual meeting of stockholders or, if not so elected, appointed for that purpose by the Board of Directors or, if not so elected or appointed, elected by a per capita vote of the stockholders present at the meeting in person or by proxy; and all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes shall be decided by such inspectors who, before entering upon the discharge of their duties, shall be duly sworn faithfully to execute the duties of inspectors at such meeting with strict impartiality, and according to the best of their ability. If any inspector elected or appointed to act at any meeting shall be absent or refuse to act, or if his office shall become vacant, the stockholders present at the meeting in person or by proxy shall, by a per capita vote, appoint another inspector to act in his place.

ARTICLE VII.

Seal

§1. Seal. The seal of the corporation shall be in the form of a circle and shall bear the name of the corporation followed by the words “Corning, NY”, the year of its incorporation, and in the center of the circle the words “Founded 1851”.

§2. Affixing and Attesting. The seal of the corporation shall be in the custody of the Secretary, who shall have power to affix it to the proper corporate instruments and documents, and who shall attest it. In his absence it may be affixed and attested by an Assistant Secretary or affixed and attested by the Treasurer or an Assistant Treasurer. The transfer agent of the stock of the corporation may have a facsimile thereof and affix the same to stock certificates issued by it.

ARTICLE VIII.

Miscellaneous

§1. Signatures to Negotiable Paper. All checks, drafts, notes and other negotiable instruments of the corporation shall be signed, countersigned and endorsed by such directors, officers and agents as the Board of Directors may designate from time to time.

§2. Delegation of Duties. In the absence of any officer, or for any other reason, the Board of Directors may delegate the powers or duties of an officer to another officer or director.

§3. Dividends. Dividends upon the shares of the capital stock of the corporation may be declared and paid out of the net assets of the corporation in excess of its capital, as often and at such times as the Board of Directors may determine, subject to the limitations set forth in the Preliminary Certificate of Consolidation forming this corporation or any certificate filed pursuant to law.

§4(a). Indemnification of Directors and Officers. To the full extent authorized or permitted by law, the corporation shall indemnify any person made, or threatened to be made, a defendant to an action or proceeding, whether civil or criminal, including an action by or in the right of the corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served as an officer or director of any other corporation, joint venture, trust, employee benefit plan or other enterprise, in which the corporation has a financial interest as an investor or creditor, and such person is serving or served at the express request of and on behalf of this corporation. Without limitation of the foregoing, such indemnification shall include indemnification against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees and costs of investigation or defense, reasonably incurred by any such person in connection with any such action or proceeding or any appeal therein, and which expenses have not been recouped by him in any other manner, unless a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith, or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; provided that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the corporation has given its prior consent to such settlement or other disposition. If any unexhausted right of recoupment shall exist, payment of this indemnification shall be conditioned upon its release or assignment to the corporation.

§4(b). Indemnification Procedure; Expenses. A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 4(a) of this Article VIII shall be entitled to indemnification as provided therein. Except as provided in the preceding sentence and unless ordered by a court, indemnification hereunder shall be made by the corporation if, and only if, authorized in the specific case: (i) by the board of directors of the corporation acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in Section 4(a) of this Article VIII, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs: (a) by the board of directors of the corporation upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in Section 4(a) of this Article VIII has been met by such director or officer, or (b) by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such Section. Upon the request of any person entitled to indemnification pursuant to Section 4 of this Article VIII, the corporation shall pay promptly to such person all expenses reasonably incurred by such person in connection with an action or proceeding with respect to which such person is, in the absence of a final adjudication adverse to such person, entitled to indemnification hereunder; provided that such payment shall be subject to the receipt by the corporation of that person’s undertaking to repay the portion of such expenses to which it is finally determined that such person is not entitled; and provided further that no such payment shall be made if a majority of disinterested directors of the corporation, provided such majority constitutes a quorum of the Board, or if there is not a quorum of disinterested directors, independent legal counsel not a party to such action or proceeding and not regular counsel to the corporation, determines in good faith that it is likely that such person will be found not to be entitled to such indemnification and will not in that event fulfill his undertaking to repay such advances. A person entitled to indemnification shall cooperate in good faith with any request by the corporation that common counsel be utilized by parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

§4(c). Contractual Article. Section 4 of this Article VIII shall be deemed to constitute a contract between the corporation and a person entitled to indemnification and may not, without the consent of such person, be amended to effect adversely such person with respect to any event, act or omission occurring or allegedly occurring prior to the end of the term of office he is serving when such amendment is adopted. The corporation is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to Section 4 of this Article VIII, it being expressly recognized that all directors and officers of the corporation, by serving as such after the adoption hereof, are acting in reliance hereon and the corporation is estopped to contend otherwise.

§4(d). Insurance. The corporation may, but need not, maintain insurance at its expense insuring persons entitled to indemnification under Section 4 of this Article VIII against liabilities whether or not such liabilities are indemnifiable pursuant to Section 4 of this Article VIII.

§4(e). Non-exclusivity. The indemnification provided by Section 4 of this Article VIII shall not be deemed exclusive of any other rights to which a director or officer of the corporation may be entitled.

§4(f). Amendment to Conform to Business Corporation Law. If and to the extent that any provision of Section 4 of this Article VIII is inconsistent with Article 7 of the Business Corporation Law of the State of New York, such provision shall be deemed to have been amended to the extent necessary to make it consistent with such Article 7.

§5. Signatures to Contracts. Except as otherwise prescribed by the Board of Directors, the Chairman of the Board of Directors, the Chairman of the Executive Committee, the Vice Chairmen, the President, any Group President, any Executive Vice President, any Senior Vice President or any other Vice President shall sign and execute all contracts, instruments and documents in the name of the corporation.

ARTICLE IX.

Amendments

§1. Amendments.

(a) The affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with, any provision of Sections 1(a) and (b), 4, 5, 6 and 7 of Article III of these By-Laws and this Section 1(a); provided, however, that this Section 1(a) shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, alteration, repeal, or adoption of any inconsistent provision or provisions, declared advisable by the Board of Directors by the affirmative vote of two-thirds of the whole Board of Directors.

(b) Subject to the provisions of Section 1(a) of this Article IX, these By-Laws may be altered or repealed, in any particular, and new By-Laws, not inconsistent with any provision of the Preliminary Certificate of Consolidation forming this corporation or any certificate filed pursuant to law or any provision of law, may be adopted, either by the affirmative vote of the holders of record of a majority in number of the outstanding shares of stock entitled to vote, given at an annual meeting, or at any special meeting the notice of which shall include the form of the proposed amendment or repeal or of the proposed new By-Laws, or a summary thereof, or by vote of a majority of the whole Board of Directors, given at any meeting thereof, the notice of which shall include the form of the proposed amendment or repeal or of the proposed new By-Laws, or a summary thereof.

§2. Repeal of Old By-Laws. All prior By-Laws of the Company are hereby repealed.